UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2022

VANDA PHARMACEUTICALS INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-34186	03-0491827
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2200 Pennsylvania Avenue NW

Suite 300E

Washington, DC 20037

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (202) 734-3400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	VNDA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

As previously announced, Vanda Pharmaceuticals Inc. (the “Company”) brought suit in the United States District Court for the District of Delaware (the “Delaware District Court”) against Teva Pharmaceuticals USA, Inc. (“Teva”) and Apotex Inc. (“Apotex”) asserting infringement of patents covering HETLIOZ® (tasimelteon) 20 mg capsules. A trial was held in March 2022. On December 13, 2022, the Delaware District Court ruled that Teva and Apotex did not infringe U.S. Patent No. RE46,604, and that the asserted claims of U.S. Patent Nos. RE46,604; 9,730,910; 10,149,829; and 10,376,487 were invalid. On December 14, 2022, the Company appealed the Delaware District Court’s decision to the United States Court of Appeals for the Federal Circuit (the “Court of Appeals”) and requested an injunction prohibiting market entry by Teva and Apotex while the appeal was pending. On December 16, 2022, the Court of Appeals granted a temporary injunction to prohibit market entry by Teva and Apotex until the Court of Appeals entered its order on the Company’s motion for a stay pending appeal, which would have been January 6, 2023 at the earliest, the date on which the final brief from the parties was due. On December 22, 2022, the Court of Appeals expedited the briefing schedule, such that Teva and Apotex must file their briefs by December 23, 2022 and the Company must file its reply by December 28, 2022, meaning that the temporary injunction could be lifted as soon as December 28, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2022	VANDA PHARMACEUTICALS INC.

	By:	/s/ Timothy Williams
Name: Timothy Williams
Title: Senior Vice President, General Counsel and Secretary